EXHIBIT 99

OSG                                                                                                                      News Release
Overseas Shipholding Group, Inc.

For Immediate Release

OVERSEAS SHIPHOLDING GROUP

REPORTS STRONG FIRST QUARTER 2003 RESULTS

New York, May 13, 2003 --- Overseas Shipholding Group, Inc. reported net income for the quarter ended March 31, 2003 of $44,235,000, or $1.28 per share, compared with net income of $744,000, or $0.02 per share, in the first quarter of 2002. Results for the first quarter include a $1,396,000, or $0.04 per share, gain from securities transactions after write-downs in carrying value of certain marketable securities. Time charter equivalent revenues for the quarter were $121,130,000 compared with $63,879,000 recorded in the same period last year, while operating income for the current quarter increased to $74,082,000 from $11,480,000 in the first quarter of 2002.

The following table presents comparative quarterly per share amounts (after tax), adjusted for the effects of securities transactions and vessel sales:

	Three Months Ended March 31,
	2003	2002
Net Income before impact of Securities Transactions and Vessel Sales	$ 1.26	$ 0.03
(Loss) on Vessel Sales	(0.02)	-
Gain/(Loss) on Securities Transactions, after write-downs	0.04	(0.01)
Net Income	$ 1.28	$ 0.02

"OSG's operating results for the first quarter of 2003 are the second highest in the Company's history. These results reflect the exceptionally strong tanker market that prevailed throughout the period as well as the success of the Company's program of continuous efficiency improvements," said Morton P. Hyman, Chairman and Chief Executive Officer. "The Company's modern VLCC and Aframax fleets were positioned to take full advantage of near-record TCE rates in the VLCC sector and in the Atlantic Basin and Mediterranean Aframax sectors during the first quarter."

Highlights

    Continuing the Company's modernization program, OSG took delivery of a newbuild VLCC, the "Overseas Rosalyn" and contracted for the sale of two older Panamax Product Carriers.

    In April, Seaarland Shipping Management GmbH joined Aframax International ("AI"), adding four newbuild double hull Aframaxes that will bring the total number of vessels in AI to 30, including committed newbuildings, and enhance the pool's position as a leading operator of Aframaxes in the Atlantic Basin.

    At quarter end, 11 of OSG's vessels were operating under time charters. These vessels will provide OSG with a core level of TCE revenues of $109 million in 2003 and $81 million in 2004.

    In March, OSG successfully concluded a 10-year $200 million public debt offering, raising OSG's liquidity to over $650 million at quarter end.

World Tanker Markets

Tanker charter rates during the quarter soared in response to concerns over near term oil supplies against a background of extremely low oil inventories, particularly in the U.S. Additionally, growth in global oil demand was strengthened by cold weather in North America and increased use by utilities in Japan (following the shut down of certain nuclear power stations). Oil companies, faced with the uncertainties surrounding oil supplies from Iraq, Venezuela and Nigeria, were willing to pay a premium for prompt delivery. Lost production from Venezuela was compensated for by output increases from other OPEC countries - especially Arabian Gulf members - which resulted in a rise in long haul crude oil shipments and demand for VLCCs. OPEC quotas were raised twice during the quarter, from 21.7 million barrels per day ("mbd") to 23.0 mbd on January 1, 2003 and to 24.5 mbd on February 1, 2003.

Charterers continue to show a distinct preference for modern, double hull tonnage, particularly in Europe, where the repercussions from the 1976 built Prestige incident persist. In the Mediterranean, in particular, charterers consistently paid a substantial premium for modern, double hull Aframaxes during the first quarter.

Pending EU Legislation

As a result of the November 2002 Prestige incident, the EU Council adopted rules in late March that will immediately ban single hull tankers from carrying fuel oil or heavy crude to European ports. The rules will also phase in a ban on all older single hull tankers (generally those built before 1982) from calling on EU ports by 2005 and would ban all single hull tankers from the EU by 2010 (with up to five extra years permitted for double bottom or double side tankers). The EU Parliament is expected to act on these rules in July. In late 2002, pending final action by the EU Parliament, France, Spain and Portugal banned single hull vessels carrying fuel oil and heavy crude oil from entering their ports and from passing within their 200-mile Economic Exclusion Zones. In early May, Italy introduced similar restrictions. These developments represent significant steps forward in accelerating the scrapping of older single hull tonnage.

VLCC Sector

The exceptionally high VLCC rates in the first quarter caused owners of older, commercially obsolete, tonnage to defer scrapping. The recent decline in rates has already led to increased scrapping that will offset, to some extent, the 29 VLCCs of 9.0 million dwt that remain to be delivered in 2003. Year to date 16 VLCCs have been sold for scrap or conversion including 9 sold for scrap since May 1.

The world VLCC fleet increased during the first quarter from 427 vessels of 124.8 million dwt to 433 vessels of 126.8 million dwt as newbuilding deliveries exceeded scrapping and sales for conversion. With 20 VLCCs ordered during the quarter the orderbook stood at 73 vessels at the end of the quarter, representing 17.6% of the existing VLCC fleet. This orderbook represents 123% of those VLCCs over 20 years of age, but only 37% of all non double hull VLCCs.

Aframax Sector

The world Aframax fleet increased during the first quarter from 565 vessels of 54.6 million dwt to 583 vessels of 56.6 million dwt as newbuilding deliveries exceeded scrapping. At the end of the quarter, the Aframax orderbook totaled 125 vessels, representing 23.9% of the existing Aframax fleet. This orderbook represents 115% of all Aframaxes over 20 years of age, but only 55% of all non double hull Aframaxes, a sector significantly impacted by the proposed EU rules.

Non-OPEC short haul suppliers continue to increase market share with much of the increase from the FSU. This has positive medium term demand implications for Aframaxes that carry the majority of FSU seaborne exports.

During the quarter Seaarland Shipping Management GmbH ("Seaarland"), agreed to join the AI pool. Seaarland's experience in the Mediterranean and Black Sea trades will enhance AI's trading presence in these important regions. Seaarland contributed one Aframax to the pool immediately and will contribute three further newbuildings as they deliver over the next two years. AI currently totals 25 Aframaxes, including the eight PDV Marina vessels which, pending resumption of normal trading patterns, are carrying only proprietary Venezuelan cargoes. Upon delivery of all committed newbuildings, AI will commercially manage 30 vessels.

Selected Operating Statistics

The Company's financial performance during the first quarter substantially paralleled movement in spot rates. The following tables show time charter equivalent revenues per day and revenue days (defined as calendar days less lay-up, repair and drydock days) for the Company's principal foreign flag segments for the first quarter of 2003 and the same period of 2002:

	Quarter Ended March 31,
	2003	2002
VLCC
Average TCE Rate, excluding time charters	$ 54,802	$17,456
Number of Revenue Days, excluding time charters	960	737
Average TCE Rate	52,968	20,049
Number of Revenue Days	1,050	861

AFRAMAX
Average TCE rate	33,140	16,217
Number of Revenue days	958	1,021

PRODUCT CARRIER
Average TCE Rate, excluding time charters	17,076	12,966
Number of Revenue Days, excluding time charters	483	650
Average TCE Rate	15,929	12,969
Number of Revenue Days	679	684

Equity in Income of Joint Venture Vessels

In the quarter, OSG's equity in income of joint ventures increased by $10,070,000 to $12,015,000 from $1,945,000 in the equivalent period in 2002. The 10 VLCCs in joint ventures contributed $9,795,000 and 357 days while OSG's one Aframax in a joint venture contributed $1,041,000 and 45 days, (each adjusted to reflect the Company's percentage interest).

Fleet Expansion and Modernization

In accordance with its 21-vessel fleet renewal program, the Company has taken delivery of 14 VLCCs and five Aframaxes since 1999. OSG will take delivery of one Aframax in October 2003 and one in January 2004 to complete this program. As a result of this program and the sale of older single hull tonnage, OSG's VLCC and Aframax fleets are among the most modern in the industry. OSG's Aframax fleet has an average age of 6.3 years and its VLCC fleet has an average age of only 4.7 years compared with industry averages of 11.0 years and 9.2 years, respectively.

Financial Profile

With equity of $825 million as of March 31, 2003 and a liquidity adjusted debt-to-capital ratio of 46.4%, the Company believes its financial flexibility and the strength of its balance sheet distinguish OSG from most of its competitors. The Company's liquidity adjusted debt-to-capital ratio has fallen to 46.4%, even as OSG has renewed and expanded its fleet, investing close to $800 million in modern tonnage in recent years. During the first quarter, OSG closed a public debt offering of $200 million 8.25% Senior Notes due in 2013. The strength of the Company's balance sheet, its high level of liquidity and its access to alternative sources of capital are a significant advantage in this highly capital intensive industry.

OSG's Fleet

OSG is one of the largest tanker owners in the world and is the leading U.S. based tanker company with customers that include many of the world's largest oil companies. At March 31, 2003, OSG's fleet comprised 53 vessels totaling 9,091,279 dwt including 11 vessels owned by joint ventures and two newbuildings on order. Adjusted for OSG's proportional ownership in joint venture vessels, the fleet totals 46.5 vessels totaling 7,261,564 dwt including two newbuildings.

The following chart summarizes the Company's foreign and domestic flag fleets, excluding one Foreign Flag Product Carrier that was held for sale, as of March 31, 2003:

Number of Vessels Dwt
Type Total By % Ownership Total By % Ownership
Foreign Flag Fleet:
VLCC:
100% owned	11	11.0	3,370,372	3,370,372
Owned jointly with others	10	4.0	2,958,576	1,177,400
Suezmax	1	1.0	147,501	147,501
Aframax:
100% owned	11	11.0	1,130,838	1,130,838
Owned jointly with others	1	0.5	97,078	48,539
Newbuildings on order	2	2.0	225,400	225,400
Product Carrier	6	6.0	287,934	287,934
Capesize Bulk Carrier	2	2.0	319,843	319,843

U.S. Flag Fleet:
Crude Tanker	4	4.0	398,664	398,664
Product Carrier	2	2.0	87,030	87,030
Bulk Carrier	2	2.0	51,902	51,902
Car Carrier	1	1.0	16,141	16,141
TOTAL	53	46.5	9,091,279	7,261,564

Summary Consolidated Statements of Operations

	Three Months Ended
($000)	March 31,
	2003	2002

Time Charter Equivalent Revenues	$ 121,130	$ 63,879
Running Expenses (including time charter hire
and depreciation)	48,018	46,498
General & Administrative	11,045	7,846
Total Shipping Expenses	59,063	54,344
Income from Vessel Operations (100% owned)	62,067	9,535
Equity in Income from Joint Ventures	12,015	1,945
Operating Income	74,082	11,480
Other Income/(Expense)	(686)	2,535
Income before Interest and Taxes	73,396	14,015
Interest Expense	13,150	12,946
Income before Taxes	60,246	1,069
Provision for Federal Income Taxes	16,011	325
Net Income	$ 44,235	$ 744

Basic Net Income per Share	$ 1.28	$ 0.02
Diluted Net Income per Share	$ 1.28	$ 0.02
Weighted Average Number of Shares (Basic)	34,457,000	34,313,000
Weighted Average Number of Shares (Diluted)	34,677,000	34,604,000

Summary Consolidated Balance Sheets

($000)	March 31, 2003	December 31, 2002

Current Assets	$ 117,862	$ 123,387
Capital Construction Fund	232,082	231,072
Vessels, including Capital Leases	1,394,613	1,416,774
Vessels Held for Sale	10,166	-
Investments in Joint Ventures	165,538	168,315
Other Assets	99,285	95,294
Total Assets	$ 2,019,546	$ 2,034,842

Current Liabilities	$ 59,211	$46,247
Long-term Debt and Capital Leases	910,714	985,035
Other Liabilities	224,254	219,411
Shareholders' Equity	825,367	784,149
	$ 2,019,546	$ 2,034,842

Outlook

In late April tanker rates began to decline from the very high levels that prevailed during the first quarter. Rates for VLCCs in particular dropped sharply but then recovered significantly in mid May. Over the longer term, there are a number of positive signs suggesting favorable prospects for owners of modern double hull tankers. Major oil companies and charterers are continuing to favor more modern tonnage, as the threat of additional regulation and political pressures discourages the employment of older single hull vessels. The consensus of industry analysts suggests that long-term growth in worldwide oil demand is likely to be in the range of 1.8% which will help underpin increasing tanker demand.

The Company plans to host a conference call at 2.30 p.m. EST on May 13, 2003 to discuss results for the quarter. All shareholders and other interested parties are invited to dial into the call, which may be accessed by calling (800) 779-2934 within the United States, and (212) 676-5374 for international calls. A recording of the call will be available for one week at (800) 633-8284, if dialed from within the U.S., and at (402) 977-9140 for international calls; the reservation number is 21144052.

* * * * * * * * * * * * * * * * * * * * * * * * *

This release contains forward-looking statements regarding prospects for the Company's business, including the outlook for tanker markets, forecasts of world economic growth and growth in oil demand, prospects for certain strategic alliances, anticipated levels of scrapping of older tonnage, and schedules of newbuilding orders. Factors, risks and uncertainties that could cause actual results to differ from expectations reflected in these forward-looking statements are described in the Company's Annual Report on Form 10-K.